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                                                                   EXHIBIT 11.1

                        Phoenix International Ltd.,Inc.
                   Computation of Earnings (Loss) Per Share


                                                                YEAR           ELEVEN MONTHS        YEAR
                                                                ENDED             ENDED             ENDED
                                                              JANUARY 31,       DECEMBER 31,     DECEMBER 31,
                                                                 1995              1995            1996
                                                              -----------------------------------------------
PRIMARY
Weighted average common stock outstanding during the
  period                                                          2,330,391      2,906,038       3,394,902
Effect of dilutive common stock equivalents outstanding
  during the period(1)                                                   --         99,734         308,338
Effect of common stock issued and stock options granted
  during the 12-month period preceding July 1, 1996(3)              229,760        229,760          57,440
                                                                -----------     ----------      ----------
Total common and common equivalent shares                         2,560,151      3,235,532       3,760,680
                                                                ===========     ==========      ==========

Net income(loss)                                                $(2,830,365)    $  554,269      $2,218,294
                                                                ===========     ==========      ==========

Primary net income(loss) per share                              $     (1.11)    $     0.17      $     0.59
                                                                ===========     ==========      ==========


FULLY DILUTED
Weighted average common stock outstanding during the
  period                                                          2,330,391      2,906,038       3,394,902
Effect of dilutive common stock equivalents outstanding
  during the period(2)                                                 --           99,734         342,666
Effect of common stock issued and stock options granted
  during the 12-month period preceding July 1, 1996(3)              229,760        229,760          57,440
                                                                -----------    -----------      ----------
Total common and common equivalent shares                         2,560,151      3,235,532       3,795,008
                                                                ===========    ===========      ==========
Net income(loss)                                                $(2,830,365)   $   554,269      $2,218,294
                                                                ===========    ===========      ==========
Fully diluted net income(loss) per share                        $     (1.11)   $      0.17      $     0.58
                                                                ===========    ===========      ==========



(1)  Based on the treasury stock method using average market price.
(2) Based on the treasury stock method using the higher of the average or period-end market price.
(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued and stock options granted at prices below the initial public offering price per share during the 12-months period immediately preceding the initial filing date of the company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.